Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145591 and 333-150849 on Form S-8 of our report dated March 9, 2009 (September 4, 2009 as to the effects of the adoption of SFAS No. 160 and the related disclosures in Notes 1, 2, 17 and 21), relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”) on a Successor basis as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007, and the period from August 23, 2006 through December 31, 2006, and the combined consolidated financial statements of the Company on a Predecessor basis for the period from January 1, 2006 through August 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the financial statement presentation on a Predecessor basis and allocations from Travelport Limited and Cendant Corporation), appearing in this report on Form 8-K of Orbitz Worldwide, Inc., and to our report relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Chicago, Illinois
September 4, 2009